EXHIBIT (9)
                             Opinion and Consent of
                             Thomas E. Pierpan, Esq.
                  As to Legality of Securities Being Registered



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                                 WRL Letterhead


December 22, 1997



Board of Directors
Western Reserve Life Assurance
  Co. of Ohio
WRL Series Annuity Account
201 Highland Avenue
Largo, Florida  33770

Gentlemen:

In my capacity as Vice President and Associate General Counsel of Western Reserve Life Assurance Co. of Ohio ("WRL"), I have participated in the preparation and review of a Post-Effective Amendment to the Registration Statement on Form N-4 to be filed with the Securities and Exchange Commission (Reg. No. 33-49558) under the Securities Act of 1933 for the registration of flexible payment variable accumulation deferred annuity contracts (the "Contracts") to be issued with respect to the WRL Series Annuity Account (the "Account"). The Account was established on April 12, 1988, by the Board of Directors of WRL as a separate account for assets applicable to the Contracts, pursuant to the provisions of Section 3907.15 of the Ohio Revised Code.

I am of the following opinion:

     1. WRL has been duly organized under the laws of Ohio and is a validly existing corporation.

     2. The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Ohio law.

     3. Section 3907.15 of the Ohio Revised Code provides that the portion of the assets of the Account equal to the reserves and other liabilities for variable benefits under the Contracts is not chargeable with liabilities arising out of any other business WRL may conduct. Assets allocated to the Fixed Account under the Contracts, however, are part of WRL's general account and are subject to WRL's general liabilities from business operations.


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Western Reserve Life Assurance
  Co. of Ohio
December 22, 1997
Page Two



     4. The Contracts, when issued as contemplated by the Registration Statement, will be legal and binding obligations of WRL in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/ THOMAS E. PIERPAN
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Thomas E. Pierpan
Vice President and
Associate General Counsel